UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2020

INFINERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33486	77-0560433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 Caspian Court

Sunnyvale, California 94089

(Address of principal executive offices, including zip code)

(408) 572-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	INFN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 13, 2020, Infinera Corporation (the “Company”) entered into a letter agreement (the “Agreement”) with, among others, Oaktree Optical Holdings, L.P. (collectively, “Oaktree”). Among other things, the Agreement provides that:

•	The Company appointed Amy H. Rice to the Company’s board of directors (the “Board”) to serve as a Class I director with a term expiring at the Company’s 2020 annual meeting of stockholders (the “2020 Annual Meeting”) (including any person appointed to replace Ms. Rice, the “Oaktree Designee”). Oaktree has certain rights to appoint a replacement director if the Oaktree Designee ceases to serve on the Board during the Restricted Period (as defined below).

•	The Oaktree Designee will be nominated as one of the Class I directors to stand for election at the 2020 Annual Meeting.

•	The Oaktree Designee will serve as a member of the Board’s nominating and governance committee (the “NGC Committee”).

•	The Company and Oaktree will reasonably cooperate to identify, and the Board will appoint, an individual to serve as a Class III director with a term expiring at the Company’s 2022 annual meeting of stockholders (including any person appointed to replace such individual, the “Independent Designee”). The Company and Oaktree will generally cooperate to appoint a replacement director if the Independent Designee ceases to serve on the Board during the Restricted Period. The Company and Oaktree intend for the Independent Designee to be appointed to the Board no later than 120 days following the conclusion of the 2020 Annual Meeting.

•	During the Restricted Period, Oaktree will vote its shares of the Company’s common stock that it beneficially owns in a manner consistent with the recommendation of the Board, subject to certain exceptions specified in the Agreement.

•	Oaktree will abide by certain customary standstill provisions lasting from the date of the Agreement until 11:59 p.m., Pacific time, on the day that is the later of (1) 30 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for Company’s 2021 annual meeting of stockholders or (2) 10 days after the Oaktree Designee is no longer serving on the Board (such period, the “Restricted Period”). The standstill provisions provide, among other things, that Oaktree and the other Restricted Persons (as defined in the Agreement) cannot:

•	solicit proxies regarding any matter to come before any annual or special meeting of stockholders of the Company, including the election of directors;

•	enter into a voting agreement or any “group” with stockholders of the Company, other than with other Restricted Persons;

•	seek representation on the Board, or submit any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders;

•	engage in any short sale or other derivative transaction in relation to the Company, or sell any voting rights decoupled from the underlying Voting Securities (as defined in the Agreement) held by the Restricted Persons;

•	acquire any securities of the Company or rights that would result in the Restricted Persons beneficially owning more than 19.9 percent of the then-outstanding Voting Securities; or

•	other than through certain open market transactions and public offerings, sell securities of the Company to any person that is not a party to the Agreement that, to Oaktree’s knowledge, would result in such party having any beneficial or other ownership interest of more than 4.9 percent of the then-outstanding Voting Securities (subject to limited exceptions as provided in the Agreement).

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is filed as Exhibit 10.1 and incorporated by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

In connection with the Agreement, the Board appointed Ms. Rice to serve as director. In connection with joining the Board, Ms. Rice was also appointed to the NGC Committee.

Other than as described in Item 1.01, there are no arrangements or understandings between Ms. Rice, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Ms. Rice was selected as a director. There are no related party transactions between the Company and Ms. Rice (or any of her immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Ms. Rice does not have any family relationships with any of the Company’s directors or executive officers.

Ms. Rice has waived any participation in the compensation benefits available to the Company’s non-employee directors, except for customary reimbursement of expenses. In addition, the Company will enter into its standard form of indemnification agreement with Ms. Rice.

Item 8.01	Other Events.

On April 14, 2020, the Company issued a press release announcing the Agreement and the appointment of Ms. Rice as a director. A copy of the press release is filed as Exhibit 99.1 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter agreement, dated as of April 13, 2020, among Infinera Corporation, Oaktree Optical Holdings, L.P. and certain other parties.

99.1	Press Release, dated April 14, 2020.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINERA CORPORATION

By:	/s/ Nancy Erba
Nancy Erba Chief Financial Officer

Date: April 14, 2020